BROWN & WOOD LLP
One World Trade center
New York, N.Y.  10048-0557
Telephone: 212-839-5300
Facsimile: 212-839-5599




                                        September 24, 1997



Merrill Lynch Multi-State Limited
  Maturity Municipal Series Trust
P.O. Box 9011
Princeton, New Jersey  08543-9011

Dear Sir or Madam:

     This opinion is furnished in connection with the notice (the "Notice") to be filed by Merrill Lynch Multi-State Limited Maturity Municipal Series Trust, a Massachusetts business trust (the "Trust"), with the Securities and Exchange Commission pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. The Notice is being filed to make definite the registration under the Securities Act of 1933, as amended, of 807,273 shares of beneficial interest, par value $0.10 per share, of the Trust (the "Shares") which were sold during the Trust's fiscal year ended July 31, 1997. The Shares consist of 409,725 shares of beneficial interest of Merrill Lynch California Limited Maturity Municipal Bond Fund (the "California Fund"); 124,967 shares of beneficial interest of Merrill Lynch Florida Limited Maturity Municipal Bond Fund (the "Florida Fund"); and 272,581 shares of beneficial interest of Merrill Lynch New York Limited Maturity Municipal Bond Fund (the "New York Fund"). The California, Florida and New York Funds comprise three of the eight series of the Trust currently offering their shares to the public.
     As counsel for the Trust, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Trust, the By-Laws of the Trust and such other documents as we have deemed relevant to the matters referred to in this opinion.
     Based upon the foregoing, we are of the opinion that the Shares were legally issued, fully paid and non-assessable.
     In rendering this opinion, we have relied as to matters of Massachusetts law upon an opinion of Bingham, Dana & Gould, dated September 22, 1997, rendered to the Trust.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an attachment to the Notice.
                                   Very truly yours,
                                   /s/ Brown & Wood LLP